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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AVIALL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by: Aviall, Inc.
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934

Subject Company: Aviall, Inc.
Commission File No: 1-12380

On May 3, 2006, Aviall, Inc. held a conference call pertaining to its first quarter 2006 earnings. Below is a transcript of the call:

AVIALL INCORPORATED – Moderator: David Leedy

Coordinator:

Good morning and welcome to the Aviall First Quarter 2006 Earnings conference call. At this time all participants are in a listen only mode. After the presentation we will conduct a question and answer session. To ask a question please press star 1. Today’s conference is being recorded. And now I’ll turn the meeting over to your first speaker Mr. David Leedy sir you may begin.

David Leedy:

Thank you good morning and welcome to Aviall’s first quarter earnings conference call for our three months ending March 31. As was said my name is David Leedy and I’m the Director of Investor Relations for the company.

I’ve been asked by the lawyers to read this pertaining to additional information and where to find it. Information discussed during the conference call may be deemed to be solicitation material in respect to the proposed merger of Aviall and Boeing.

In connection with proposed merger Aviall plans to file a proxy statement with the SEC. Investors and security holders of Aviall are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed merger.

The final proxy statement will be mailed to stockholders of Aviall. Investors and security holders may obtain a free copy of the proxy statement when it becomes available. Other documents filed by Aviall with SEC at SEC’s Web site http://www.sec.gov.

Free copies of the proxy statement when it becomes available and Aviall’s other filings with the SEC may be obtained from Aviall. Free copies of Aviall’s filings may be obtained by directing a request to Aviall, Inc. PO box 619048 DFW Airport Texas 75261 attention corporate secretary.

Aviall, Boeing and their respective director’s executive officers and other members of their management and employees may be deemed to be soliciting proxies for Aviall stockholders in favor of the proposed merger. Information regarding Aviall’s directors and executive officers is available in Aviall’s proxy statement for its 2006 annual meeting of stockholders which was filed with the SEC on April 27, 2006. Information regarding Boeing’s directors and executive officers is available on Boeing’s proxy statement for its 2006 annual meeting of stockholders which was filed with SEC on March 24, 2006.

Additional information regarding the interest of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC when they become available. In addition we will be discussing both historical and forward looking information during this call.

Therefore we please ask you to refer to Aviall’s most recent form 10K to review in detail the company’s position on forward looking statements. Our call this morning is being recorded and will be available for replay tomorrow via audio web cast at Aviall’s Web site under the investor relations section or at www.aviall.com.

Now finally I’d like to introduce Mr. Paul Fulchino Aviall’s Chairman, President and Chief Executive Officer.

Paul Fulchino:

Thanks David. That’s the longest you’ve ever spent. Good morning everyone and thank you for joining us. I realize that many of you will want to focus on our Monday release regarding the agreement we’ve made with the Boeing Company. I will touch on that later in my comments. However with regard to any of the obvious questions you may have on the prospective deal please keep in mind that most of the information that is available for discussion is already contained in Monday’s release. That we are therefore constrained by SEC regulations and our confidentiality agreement in providing any material additional details today.

With that preface I will begin as usual with a great summary of our financial performance for the quarter covered in our release yesterday evening. After all of the comments we’ll conclude by taking questions. I’ve got Dan Komnenovich President and Chief Officer of Aviall Services with me this morning along with Bruce Langson President of ILS, Colin Cohen our Chief financial officer and Jacque Collier our Chief Accounting Officer and Controller.

The first quarter of 2006 the company continued to make very steady progress. We believe that our financial results along with our accomplishments in the business development field over the past three months represent another very strong quarter for Aviall. And have launched the company with strong momentum into this year 2006.

Aviall has retained its trim line of robust growth in essentially all of our fundamental metrics with total corporate sales, gross profit operating income and net earnings reaching all times quarterly highs. Operationally we believe that each of the sectors has grown in a relative sense.

And that we are continuing to validate our business model as we achieve increased profitability and leverage on incremental expenses. All in all it was a good quarter in line with our expectations and positioning us well to achieve our financial and operating goals as we look to the reminder of the year.

I will assume that each of you listening this morning have seen yesterday’s earnings release. So my summary will touch quickly on main highlights. The reported total revenue of $367 million an all time quarterly sales high. More importantly this represents a year to year jump of 26% to $75.5 million with particular strength coming from the commercial and general aviation sector as well as an increase in Rolls-Royce T56 sales.

The overall gain including reporting sales this past quarter for the GE CF6 engine related product line for which only commissions were booked during last year’s first quarter.

As another perspective that illustrates the consistency of the company’s performance over the past six plus years if you exclude the fourth quarter of 2001 which was the only one that was slightly down because of the 9/11 effect Aviall has reported an increase in its year over year sales now for 25 consecutive quarters.

And over that entire period the average year to year increase for any given quarter has been 26% which coincidentally is the same as this year’s first quarter increase. Even though Aviall is a larger company now it takes larger amounts of revenue to show up as a percentage we still managed this past quarter to maintain our average longer term quarterly growth.

Our gross profit for the first quarter was $65.2 million up a strong 23% or $12 million year to year. Reflecting the efficacy of our business model selling and administrative expenses—S&A as a percent of sales as a period again sales year to year by 35 basis points from 9.6% to 9.3%.

The improved ratio came despite $6 million increase in absolute S&A spending year over year due to higher expenses for 123R which was adopted at the start of 2006. Additional pension related expenses resulting from all of the discounts rates and incremental administrative costs associated with several new business product line contracts added since last year.

We put our expense leverage in a broader context if we look at both sales and S&A expense in a running 12 month basis that is second quarter ‘05 through first quarter ‘06 versus the corresponding prior running 12 months our total S&A expense increased $12.5 million while our sales rose $200 million.

We therefore added $1.00 (unintelligible) for every $16 of incremental revenue. It looks pretty good but going forward we expect that ratio to improve further. As a potential result of combining the strongest sales and relatively lower S&A expense Aviall’s op income for the first quarter jumped 24% to $31.2 million.

As compared to the year earlier $25 million. And this yielded at 22% increase and after tax earnings which reached $15.8 million or 45 cents per diluted share compared to $13 million or 38 cents per diluted share reported in the second—first quarter of 2005.

ILS stayed on track as well. The unit also put another all time high quarter for sales, in fact ILS booked sales of $7.918 million for the first three months of their 17th consecutive year over year quarterly increase. The profits rose 12% year to year.

A couple of balance sheet items to note compared with $308 million on March 31 of last year. Aviall had $429 million in inventory at the end of this year’s first quarter. This increase of 39% or $129 million that the company needs to supply the expanded base represented by our new contracts. As a result of March end Aviall total debt had increased $75 million which is largely the reason for our just over $2 million increase interest expense year to year.

This completes our financial results for the quarter. Let me remind you briefly of business successes since the first of the year even though each of these wins received its own release at the time. The largest award was the major (Newpo) service distribution contract signed at the end of January with Smith Aerospace covering their complete line of civil aerospace products.

Because of the timing we received two months worth of commissions but no sales from Smith in the first quarter. We expect the full transition of all logistics to Aviall for this contract will be completed in a couple of months at which time we will also begin reporting the full revenue related to the Smith product line. As per our release on the Smith deal we expect over the ten year life of this contract to bring about $2 billion in additional sales.

Second, since year end we have signed three additional agreements with General Electric extending our representation to several GE product line items. Two of the agreements are revenue sharing programs broadening our coverage of the CF6 engine family.

With these agreements Aviall is moving double the number of parts under our management for GE. And just about a month ago we signed another new contract with GE aviation—our fourth overall with them to distribute the J85 military engine parts.

Taken together these three latest contracts are certainly much similar in their revenue and earnings expectations to Aviall’s in the original—I’m sorry taken together these contracts are much smaller in their earnings expectations than the CF6 related deal we signed.

Nonetheless we believe they are largely significant in what they imply in substantiating our business model and our participation across all lines of business at General Electric.

And our meetings and calls with the investment community and in our reporting we have repeatedly expressed that one of our major goals is to position Aviall with the broad capabilities to partner with major aerospace OEMs as a true provider of valuable market analysis and planning as well as inventory and distribution activities.

We see the additional General Electric contract that is a loud and clear testament from a major OEM as to the validity of our strategic premise. We think add on contracts also provide a very clear evidence of our own increasing success in convincing large and small OEMs not only the value of their outsourcing—their logistics but more particularly in the value proposition that Aviall brings to the table.

Lastly I would like to note that ILS has been an active participant in business development as well. In February ILS announced it had acquired Internet Business Application Inc. with IBA proprietary inventory management software. Aerospace reparable management systems or ARMs for short and proprietary MRO management software.

These are key strategy additions to ILS’s arsenal as they look to broaden their value proposition among defense distributors suppliers, manufacturers and prospective other customers.

Now just a few more words on the announced agreement. Aviall was initially approached by Boeing with the premise of a deal several weeks ago. And the definitive agreement we jointly announced on Monday was the result of intensive review by Boeing and our staff.

As far as the Boeing family Aviall would obviously have resource to substantial resources not now available to the company with which to accelerate our future growth and to develop our marketplace.

From the Aviall perspective, therefore, our board of directors obviously feels that the agreement that has been reached is a very good strategic step for the future of the company. And that the proposed financial terms are fair to and in the best interest of our shareholders.

Anticipated timing for completing the deal will obviously be subject to the many regulatory approvals that are required as well as the completion of all other related details normally accompanying such a large perspective business combination.

Given that we hope to complete the transaction by the end of the third quarter. With that I’ll open up the phone for questions. The operator will describe the procedure. Thank you.

Coordinator:

Thank you. We will now begin the question and answer session. If you would like to ask a question please press star 1. You will be prompted to record your name. To cancel your request press star 2. Once again that’s star 1 to ask a question. One moment please for our first question.

Our first question comes from Peter Arment of JSA Research.

Peter Arment:

Good morning Paul—everyone. I just want to wish you guys congratulations. It’s certainly been a great run and obviously to be continued success as being part of Boeing. Its—for following the company for over a decade the last six years have really been impressive the way you’ve been able to scale this business model up. And I think it’s a great transaction.

Paul Fulchino:

Thank you Peter. I remember meeting you on my third day with the firm. And I appreciate your support throughout. The times in the past five and six years that this industry has been through some of which have been up and some of which as, you know, have been challenging.

Peter Arment:	Yes absolutely. But it looks like the quarter was no major surprises just continued success. So best of luck and we’ll look forward to, you know, hearing further announcements going forward.

Paul Fulchino:	Thank you Peter.

Coordinator:	Thank you your next question comes from J.B. Groh of D.A. Davidson.

J.B. Groh:	Hi guys congratulations again. I was wondering if maybe just for informational purposes if you could go through kind of the growth rates of military, commercial and GA for the quarter.

Paul Fulchino:	Okay I’ll turn you to Dan Komnenovich.

Dan Komnenovich:

Good morning it was actually—it was an excellent quarter across all three—excuse me. The general aviation piece of the business still continues to be incredibly impressive in our growth year over year.

We were up 14%—a little over 14% first quarter ‘06 versus first quarter ‘05. And there really aren’t any existing new contracts. And that is pretty much an apples to apples number.

In the commercial -please this is a pretty staggering number. It’s up 62% but please I’d like to remind you that the first quarter includes the GE revenue and a little bit of Smith’s commissions.

And in the military very robust up 12%. And I think as Paul mentioned in his comments it’s a little but shocking to us. But our T56 which we really had assumed to be—or had planned to be basically flat to possibly even a little down we had some pretty nice growth in the first quarter year over year.

J.B. Groh:	Great and then GA is that—do you think that’s driven by business jets or is it smaller stuff as well.

Dan Komnenovich:	It’s really across the spectrum including helicopters.

J.B. Groh:	Great. Again congratulations it’s always bitter sweet to lose a company off your coverage list. So good job guys.

Paul Fulchino:	Thank you.

J.B. Groh:	Thanks.

Coordinator:	Thank you Your next question comes from (Michael Chris Dalulu) of Inward Capital.

(Michael Chris Dalulu):

Well Dan, Paul, Bruce, Colin and David I think I’ve probably asked a question on each of the last 20 conference calls. But today I just really want to echo my congratulations and thanks. I remember meeting you guys five and a half years ago when this was a $4.80 stock. And you had less than $100 million market cap and your sales were below $400 million.

And I couldn’t find a parking spot in the driveway in the parking lot because you had so many consultants from (Seibolt) and (Larson) and you know, working in all the IT commitments that ended up allowing you to do what you’ve done.

So you guys have created a hell of a lot of value and again I wanted to say thanks and congratulations.

Paul Fulchino:	Thanks (Mike).

Man:	Thanks (Mike).

Paul Fulchino:	I think for all of us we can say that you’ve been an ardent loyal supporter of this company. And we truly appreciate all of your insights and efforts over the years.

Coordinator:	Thank you once again to ask a question press star 1 on your phone. Again that’s star one to ask a question. One moment please for our next question. I show we have no further questions.

Paul Fulchino:

Okay thank you everyone on behalf of the Aviall management. We appreciate your support; we look forward to proceeding over the next quarter with business as usual. And hopefully the new development will take shape as all desire.

And Aviall will continue with its success with the Boeing Company. Thank you very much we appreciate all of your support.

Coordinator:	This concludes today’s conference you may disconnect at this time.

Forward-Looking Statements

The statements contained in this transcript that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

Additional Information and Where to Find It

This transcript may be deemed to be solicitation material in respect of the proposed merger of Aviall and Boeing. In connection with the proposed merger, Aviall plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF AVIALL ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Aviall. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Aviall with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Aviall’s other filings with the SEC may also be obtained from Aviall. Free copies of Aviall’s filings may be obtained by directing a request to Aviall, Inc., 2750 Regent Boulevard, DFW Airport, Texas, 75261, Attention: Secretary.

Aviall, Boeing and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Aviall’s stockholders in favor of the proposed merger. Information regarding Aviall’s directors and executive officers is available in Aviall’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 27, 2006. Information regarding Boeing’s directors and executive officers is available in Boeing’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 24, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

For more information, please contact:
Aviall, Inc.	The Boeing Company
David Leedy	Shannon Frew
Phone: (972) 586-1703	Phone:	(206) 766-1392
	Cell :	(206) 852-4957
E-mail: dleedy@aviall.com	E-mal:	Shannon.m.frew@boeing.com
www.aviall.com	www.boeing.com